Exhibit 99.1

Theragenics Reports Revenue and Earnings for Third Quarter 2012

BUFORD, Ga.--(BUSINESS WIRE)--November 8, 2012--Theragenics Corporation® (NYSE: TGX), a medical device company serving the surgical products and prostate cancer treatment markets, today announced consolidated financial results for the third quarter ended September 30, 2012.

Consolidated Results and Highlights

  Consolidated revenue of $19.9 million in the third quarter, down 5% from 2011
  Earnings per share
    $0.02 in the third quarter compared to $0.03 in 2011
    Modified Dutch auction share repurchase in July 2012 had no effect on reported EPS for third quarter 2012
  Adjusted EBITDA of $3.2 million in the third quarter compared to $4.0 million in 2011
  Cash flow from operations of $4.3 million in the third quarter compared to $3.6 million in 2011
  Renewed credit facility with Wells Fargo in October 2012
    Increased maximum available borrowings to $40 million and reduced interest rate to LIBOR plus 1.75% with maturity date of October 2015
  Repurchased 4,761,904 common shares for $10.0 million in July 2012 pursuant to our modified Dutch auction tender offer. Total cost including transaction costs was approximately $10.4 million.
  Cash, cash equivalents and marketable securities were $31.8 million and credit facility borrowings were $22.0 million at September 30, 2012, resulting in a net positive position of $9.8 million

Segment Results

  Revenue
    Surgical products revenue of $14.2 million in the third quarter, down 7% from 2011
    Brachytherapy revenue of $5.8 million in the third quarter, down 4% from 2011
      Incremental revenue in the Brachytherapy segment from acquired Core customers was $1.0 million in the third quarter of 2012
  Operating income
    Surgical products operating income of $243,000 in the third quarter, compared to $780,000 in 2011
    Brachytherapy operating income of $906,000 in the third quarter, compared to $1.2 million in 2011

Comments

“Headwinds continue in all four of our business units,” stated M. Christine Jacobs, Chairman and CEO. “The medical device sector in which we reside is facing a triple threat of healthcare reform fallout, an impending medical device tax and macroeconomic uncertainty. Theragenics intends to weather this triple threat by continuing our plans for long term organic growth, improving profitability and conservative cash flow management.”

“In our surgical products segment customer behavior is erratic but open orders have remained similar to past trends. Overall our large customer base remains intact,” remarked Ms. Jacobs.

Ms. Jacobs continued, “In our brachytherapy business, palladium revenue declined year over year due to an industry wide decline in prostate cancer procedures that we do not believe is specific to brachytherapy. Recent press reports indicate more men are opting for no screening or no treatment at all. These reports are consistent with what we are hearing and affect all treatment types. As an upside, our recent Core transaction partially offset the decline in palladium revenue by increasing our iodine sales contribution to revenue and profitability.”

“We had two additional events this quarter,” Ms. Jacobs stated. “We completed our $10 million share repurchase in July, which was funded entirely from cash on hand. We also renewed our credit facility in October with terms more favorable than our previous credit facility. We couldn't have accomplished these important tasks had our balance sheet and operations been wanting. Indeed, our position and ability to weather current headwinds is strong.”

Ms. Jacobs concluded, “Our short and long-term plans to address these threats include consolidating functions across the company, eliminating redundancies, seeking out opportunities and reducing costs.”

Tables I and II to this press release contain condensed consolidated statements of earnings and balance sheets. Segment information, including revenue and operating income by segment, is summarized in Table III. Table IV includes a reconciliation of GAAP reported net earnings to net earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA). Table V includes a detail of our pre-tax charges for special items.

Theragenics will host a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 877-407-4019 or 201-689-8337. This call is also being broadcast live over the Internet, and a recording will be available for one month on our website. To access the webcast, log on to www.theragenics.com and select “Company Presentations” under Investor Relations or follow this link: http://edge.media-server.com/m/p/jn8dfdpo/lan/en. You also can access a phone replay of the call until midnight November 15, 2012 by dialing 877-660-6853 or 201-612-7415 and entering the conference ID 402905.

Theragenics Corporation (NYSE: TGX) operates two business segments: its surgical products business and its brachytherapy seed business. The surgical products business (www.cpmedical.com, www.galtmedical.com, www.needletech.com) manufactures and distributes wound closure, vascular access, and specialty needle products. Wound closure products include sutures, needles and other surgical products. Vascular access includes introducers, guidewires and related products. Specialty needles include coaxial, biopsy, spinal and disposable veress needles, access trocars, radiofrequency devices, implanters, introducer products, and other needle-based products. The surgical products segment serves a number of markets and applications, including, among other areas, interventional cardiology, interventional radiology, vascular surgery, orthopedics, plastic surgery, dental surgery, urology, veterinary medicine, pain management, endoscopy, and spinal surgery. Theragenics’ brachytherapy business manufactures, markets and distributes “seeds” used primarily in the minimally invasive treatment of localized prostate cancer. The Company’s brachytherapy product line (www.theragenicsbrachy.com) includes its palladium-103 TheraSeed® device and its iodine-125 AgX100™ device. The terms "Company," "we," "us," or "our" mean Theragenics Corporation and all entities included in our consolidated financial statements. For additional information, call our Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.

This press release contains disclosure of earnings before interest, taxes, depreciation, amortization and share-based compensation (which we refer to as “Adjusted EBITDA”). We believe Adjusted EBITDA provides an additional and meaningful assessment of our ongoing results and performance. Because we have historically reported what we currently refer to as Adjusted EBITDA, we also believe that the inclusion of this non-GAAP measure provides consistency in our financial reporting and facilitates investors' understanding of our historical operating trends by providing an additional basis for comparisons to prior periods. In addition to measures such as net income and operating income as calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we utilize Adjusted EBITDA, among other things, 1) to establish financial and operational goals; 2) to monitor our actual performance in relation to our business plan and operating budgets; 3) to understand key trends; 4) to make operational decisions and allocate resources; and 5) as part of several components we consider in determining incentive compensation. We believe presentation of Adjusted EBITDA provides supplemental information that is helpful to an understanding of the operating results of our businesses and period-to-period comparisons of performance. However, we recognize that the use of non-GAAP measures has limitations, including the fact that they may not be directly comparable with similar non-GAAP financial measures used by other companies. We compensate for these limitations by providing reconciliation to the most directly comparable GAAP financial measure. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as substitute for, financial information prepared in accordance with GAAP. For a reconciliation of non-GAAP measures from GAAP reported amounts, please refer to Table IV to this press release.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future growth, opportunities and investments, pipeline, incremental brachytherapy revenue growth, the expected effect of the Core asset acquisition on our results, and anticipated positive results in general. From time to time we may make other forward-looking statements relating to other matters, including without limitation, expected total purchase price of the Core asset acquisition, research and development plans, investments in our surgical products and brachytherapy businesses and capital expenditures. Actual results may differ materially due to a variety of factors, including, among other things, uncertainties related to the integration of acquired companies and assets into our organization, the timing and the ability to capitalize on opportunities for investment and growth within our surgical products business, ability to recognize value from areas of shared expertise, risks and uncertainties related to competition within the medical device industry, development and growth of new applications within the markets for wound closure, vascular access, specialty needle, brachytherapy and, more broadly, medical devices, competition from other companies within the wound closure, vascular access, specialty needle, brachytherapy and medical device markets, competition from other methods of treatment, new product development cycles (pipeline), effectiveness and execution of marketing and sales programs, changes in product pricing, changes in costs of materials used in production processes, changes in the ordering patterns of our customers, continued acceptance of and demand for our products by the markets in which we operate, introduction and/or availability of competitive products by others, potential changes in third-party reimbursement, including Medicare reimbursement as administered by the Centers for Medicare and Medicaid Services (CMS), implementation of new legislation by CMS, physician training, third-party distribution agreements, ability to execute on acquisition opportunities on favorable terms and successfully integrate any acquisitions, potential changes in applicable tax rates, legislative changes to healthcare markets and industries such as the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (including provisions such as the pending medical device tax scheduled to take effect on January 1, 2013), uncertainties related to the credit and investment markets and other factors set forth from time to time in our filings with the Securities and Exchange Commission.

All forward looking statements and cautionary statements included in this document are made as of the date hereof based on information available to us as of the date hereof, and we assume no obligation to update any forward looking statement or cautionary statement.

TABLE I
THERAGENICS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Product sales	$19,286	$20,500	$61,578	$61,206
Licensing & fee income	630	562	1,877	1,645
Total revenue	19,916	21,062	63,455	62,851
Cost of sales	12,472	12,293	39,388	37,407
Gross profit	7,444	8,769	24,067	25,444
Operating expenses:
Selling, general & administrative	5,338	5,651	16,617	17,044
Amortization of purchased intangibles	665	698	2,526	2,094
Research & development	281	380	870	1,375
Loss on disposal of equipment	-	2	3	4
	6,284	6,731	20,016	20,517
Operating income	1,160	2,038	4,051	4,927
Non-operating items:
Interest income	28	39	102	122
Interest expense	(163)	(166)	(482)	(529)
Other	6	1	8	4
	(129)	(126)	(372)	(403)
Earnings before income taxes	1,031	1,912	3,679	4,524
Income tax expense	341	771	1,217	1,740
Net earnings	$690	$1,141	$2,462	$2,784
Earnings per share:
Basic	$0.02	$0.03	$0.08	$0.08
Diluted	$0.02	$0.03	$0.07	$0.08
Weighted average shares:
Basic	29,752	33,442	32,304	33,400
Diluted	30,383	33,727	32,911	33,766

TABLE II
THERAGENICS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

Assets	September 30, 2012	December 31, 2011
Cash, cash equivalents
& marketable securities	$31,770	$41,178
Trade accounts receivable	10,371	11,375
Inventories, net	16,299	15,771
Deferred income tax asset – current	1,118	2,028
Refundable income taxes	106	401
Prepaid expenses & other current assets	650	985
Total current assets	60,314	71,738
Property and equipment, net	32,921	34,519
Intangible assets	11,882	9,459
Deferred income tax asset – non current	709	-
Other long-term assets	72	102
Total assets	$105,898	$115,818

Liabilities & Shareholders’ Equity
Accounts payable & accrued expenses	$5,693	$5,781
Short-term borrowings	-	23,667
Total current liabilities	5,693	29,448

Long-term debt	22,000	-
Deferred income tax liability	-	1,043
Other long-term liabilities	1,196	1,205
Total long-term liabilities	23,196	2,248

Shareholders’ equity	77,009	84,122
Total liabilities & shareholders’ equity	$105,898	$115,818

TABLE III
THERAGENICS CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION (Unaudited)
(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue
Surgical products	$14,246	$15,280	$45,662	$ 45,142
Brachytherapy seed	5,841	6,053	18,476	18,284
	20,087	21,333	64,138	63,426
Intersegment eliminations	(171)	(271)	(683)	(575)
Consolidated	$19,916	$21,062	$63,455	$ 62,851

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating income
Surgical products	$243	$780	$1,030	$1,087
Brachytherapy seed	906	1,243	3,033	3,838
	1,149	2,023	4,063	4,925
Intersegment eliminations	11	15	(12)	2
Consolidated	$1,160	$2,038	$4,051	$4,927

TABLE IV
THERAGENICS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands)

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AMORTIZATION AND SHARE-
BASED COMPENSATION (ADJUSTED EBITDA)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net earnings, US GAAP	$ 690	$ 1,141	$ 2,462	$2,784
Income tax expense	341	771	1,217	1,740
Interest income	(28)	(39)	(102)	(122)
Interest expense	163	166	482	529
Other non-operating income/expense	(6)	(1)	(8)	(4)
Operating income	1,160	2,038	4,051	4,927
Depreciation and amortization	1,773	1,812	5,893	5,404
Share-based compensation	246	199	685	560
Adjusted EBITDA(a)	$ 3,179	$ 4,049	$ 10,629	$10,891

(a) Represents a non-GAAP financial measure. See page 3 of this press release for information on non-GAAP financial measures. The Company currently refers to earnings before interest, taxes, depreciation, amortization and share-based compensation as “Adjusted EBITDA.”

TABLE V
THERAGENICS CORPORATION AND SUBSIDIARIES
PRE-TAX CHARGES FOR SPECIAL ITEMS (Unaudited)
(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Surgical Products Segment
Core receivables[1]	-	-	-	$-
Acquisition proposal expenses[2]	-	-	-	218
	-	-	-	$218

Brachytherapy Segment
Core receivables[1]	-	-	-	$215
Acquisition proposal expenses[2]	-	-	-	89
	-	-	-	$304

Consolidated
Core receivables[1]	-	-	-	$215
Acquisition proposal expenses[2]	-	-	-	307
	-	-	-	$522

[1] Charges for accounts receivable from Core Oncology under our prior distribution agreement for which we believed collection was doubtful.

[2] Represents expenses associated with consideration of and response to unsolicited acquisition proposal.

CONTACT:
Theragenics Corporation®
Frank Tarallo, 800-998-8479 - 770-271-0233
CFO & Treasurer
or
Lisa Rassel, 800-998-8479 - 770-271-0233
Manager of Investor Relations
www.theragenics.com